Exhibit 99.1

Home Federal Bancorp Announces Third Quarter Earnings

    COLUMBUS, Ind.--(BUSINESS WIRE)--Oct. 25, 2005--Home Federal Bancorp (the "Company") (NASDAQ:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $1,608,000 or $0.41 diluted earnings per common share, for its third quarter ended September 30, 2005. This compared to earnings of $336,000, or $0.08 diluted earnings per common share, a year earlier. Earnings in the third quarter of the prior year were negatively impacted by additional provision expense associated with the establishment of specific reserves related to two large commercial loans. The final disposition of these two commercial loans occurred in the second quarter of 2005. Year-to-date net income was $4,410,000 or $1.09 diluted earnings per common share, compared to $3,637,000, or $0.84 diluted earnings per common share, a year earlier. Sequential quarterly earnings increased 11% for the third quarter of 2005 compared to the second quarter. The sequential quarterly earnings growth during the year has been driven by improved net interest margin and increased deposit service charges compared to the prior periods. Retail deposits increased $35.3 million during the third quarter and $52.2 million year to date representing a 9% increase compared to the 2004 year end balance. Chairman and CEO John Keach, Jr. stated, "We are pleased with the success of our retail deposit growth initiatives during the year particularly in our two new Greenwood locations. We are excited to have the opportunity to demonstrate the high level of service to our new customers that our current customers have come to expect from HomeFederal." Executive Vice President and CFO Mark Gorski added, "Our retail deposit growth has been the key factor in our ability to improve our net interest margin for the third quarter by 32 basis points compared to the same period in the prior year in the face of aggressive rate increases by the Federal Reserve."

    Net Interest Income

    Net interest income increased $640,000 or 11% to $6,433,000 for the third quarter. Year-to-date net interest income increased $1,429,000 or 8% to $18,854,000 for the nine-month period ended September 30, 2005. Net interest margin improved 32 basis points for the quarter and 25 basis points year to date as yields on interest earning assets have increased in conjunction with rising interest rates while rates on interest bearing liabilities have increased only slightly compared to the prior year. Retail and commercial deposits have increased $52.2 million for the year and these balances have been used to pay down higher priced wholesale funding.

    Asset Quality

    Provision for loan losses decreased $1,556,000 to $331,000 for the three months ended September 30, 2005 as compared to $1,887,000 for the three months ended September 30, 2004. Year to date provision for loan losses decreased $1,579,000 to $589,000 for the nine-month period ended September 30, 2005. The increase in the provision for loan losses in 2004 was related to two large commercial loans that were classified as non-performing during the third quarter of 2004. Non-performing assets to total assets decreased to 0.44% at September 30, 2005 from 1.71% at December 31, 2004. Non-performing loans to total gross loans decreased to 0.55% at September 30, 2005 from 2.01% at December 31, 2004. As discussed in the previous quarterly release, the final disposition of assets related to two large commercial loans which were classified as non-performing in 2004 occurred in the second quarter of 2005. Specific reserves previously established on these loans were adequate to cover the charge offs and there was no significant impact of these loans on the provision for loan losses during 2005. The non-performing asset ratios listed above for the third quarter of 2005 are consistent with the ratios reported in the prior quarter.
    The ratio of the allowance for loan losses to total loans was 1.10% at September 30, 2005. In addition, the allowance for loan losses to non-performing loans is 202%. The current non-performing asset ratios as of September 30, 2005 and those previously reported as of June 30, 2005 are more indicative of the historical quality of the loan portfolio.

    Other Income

    Other income increased $508,000 or 24% to $2,624,000 for the third quarter. Year to date other income increased $208,000 or 3% to $7,573,000 for the nine-month period ended September 30, 2005. The increase in other income was due primarily to increases in deposit service fee income. Total deposit fee income increased $135,000 or 17% for the third quarter and $374,000 or 17% year to date due primarily to the increased number of deposit accounts. Brokerage fee income increased $70,000 for the third quarter and $48,000 year to date.
    In addition, fee income associated with mortgage banking activities has fluctuated significantly as compared to the prior year. Gain on sale of loans increased $24,000 for the third quarter, but decreased $909,000 year to date. This decrease is primarily due to significantly lower levels of mortgage originations in the first half of 2005 compared to 2004. Origination levels in early 2004 were inflated by higher levels of refinance activity. Loan servicing income increased $165,000 for the third quarter and $420,000 year to date. The fluctuation in loan servicing income for the periods presented was due primarily to the timing and fluctuation in the impairment charge/recovery. The originated mortgage servicing rights asset is reviewed for impairment each quarter. The impairment charge is the recognition of the change in value of mortgage servicing rights that results from changes in interest rates and loan prepayment speeds. In the three-month period ended September 30, 2005 the impairment recovery was $72,000 compared to the same period ending
September 30, 2004 where the impairment charge was $38,000 for an increase in pre-tax income of $110,000. For the nine-month period ended September 30, 2005 the impairment recovery was $359,000 compared to the same period ended September 30, 2004 where the impairment recovery was $80,000 for an increase in pre-tax income of $279,000.

    Other Expenses

    Other expenses increased $588,000 or 10% to $6,303,000 for the third quarter. Year-to-date other expenses increased $1,920,000 or 11% to $19,215,000 for the nine-month period ended September 30, 2005. Compensation expense increased $260,000 or 8% for the quarter and $1,015,000 or 10% year to date due primarily to personnel cost associated with staffing of new branch office locations on the south side of Indianapolis, increased cost of employee benefits and reductions in expense deferrals related to loan origination activities due to a decrease in residential mortgage volume. Marketing expense increased $138,000 for the quarter and $375,000 year to date due primarily to additional amounts spent to promote new branch offices on the south side of Indianapolis and to promote the totally free checking product.

    Balance Sheet

    Total assets were $854.9 million as of September 30, 2005, a decrease of $13.3 million from December 31, 2004. Total loans decreased $15.9 million due to a $21.6 million decrease in commercial and residential mortgage loans partially offset by a $5.2 million increase in home equity loans.
    Total retail deposits increased $52.2 million or 9% compared to balances at December 31, 2004. The increase in retail deposits is comprised of a $7.1 million increase in non interest bearing checking accounts, a $17.7 million increase in interest bearing transaction accounts and a $27.4 million increase in consumer certificates of deposit. The increase in consumer deposits has been used to pay down higher cost wholesale deposits and Federal Home Loan Bank advances which have declined $34.3 million and $29.6 million respectively during the year. The shift in interest bearing liabilities is important to the improvement of the net interest margin as the Bank's average cost of retail deposits was 222 basis points lower than the cost of wholesale deposits and 327 basis points lower than the cost of Federal Home Loan Bank advances at September 30, 2005. As customer preferences for deposits shift back toward interest bearing transaction accounts, the Company will pursue additional retail deposits by continuing to offer promotional rates which are higher than current retail deposit costs, but still below alternative funding sources in an effort to positively impact net interest margin.
    As of September 30, 2005, shareholders' equity was $73.2 million. The return on average assets for the quarter ended September 30, 2005 was 0.75% annualized while the return on average equity was 8.76%.

    Stock Repurchase Programs

    In July 2005, the Board of Directors approved the ninth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 193,000 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares has the potential to increase long term shareholder value by positively impacting earnings per share and return on equity. The Company repurchased 59,000 shares under this plan during the third quarter of 2005.

    Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

    Forward-Looking Statement

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.


HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)                                September 30,  December 31,
                                               2005           2004
                                           -------------  ------------

Assets:
Cash                                      $      23,180  $     24,729
Interest-bearing deposits                        27,231        27,591
                                           -------------  ------------
  Total cash and cash equivalents                50,411        52,320
                                           -------------  ------------


Securities available for sale at fair
 value (amortized cost $129,887 and
 $125,086)                                      128,300       124,790
Securities held to maturity (fair value
 $1,814 and $1,801)                               1,810         1,779
Loans held for sale (fair value $4,632 and
 $2,653)                                          4,578         2,617
Loans receivable, net of allowance for
 loan losses of $6,900 and $7,864               613,550       629,490
Investments in joint ventures                     2,921         3,550
Federal Home Loan Bank stock                      9,965         9,965
Accrued interest receivable, net                  3,858         3,700
Premises and equipment, net                      16,932        15,855
Real estate owned                                   377         2,019
Prepaid expenses and other assets                 8,014         8,909
Cash surrender value of life insurance           12,809        11,818
Goodwill                                          1,395         1,395
                                           -------------  ------------

   TOTAL ASSETS                           $     854,920  $    868,207
                                           =============  ============

Liabilities and Shareholders' Equity:
Deposits                                  $     658,261  $    640,181
Advances from Federal Home Loan Bank             96,033       125,446
Senior debt                                      14,242        14,242
Other borrowings                                     32           211
Advance payments by borrowers for taxes
 and insurance                                      272            48
Accrued expenses and other liabilities           12,877        10,715
                                           -------------  ------------
   Total liabilities                            781,717       790,843
                                           -------------  ------------

Shareholders' equity:
 No par preferred stock; Authorized:
  2,000,000 shares Issued and outstanding:
  None
 No par common stock; Authorized:
  15,000,000 shares Issued and
  outstanding: 3,817,939 and 4,027,991           14,067        13,514
 Retained earnings, restricted                   60,195        64,138
Accumulated other comprehensive income,
 net of taxes                                    (1,059)         (288)
                                           -------------  ------------

   Total shareholders' equity                    73,203        77,364
                                           -------------  ------------

   TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY                                $     854,920  $    868,207
                                           =============  ============



HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)               Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                        ----------------------  ----------------------
Interest income:           2005        2004        2005        2004
                        ----------  ----------  ----------  ----------
 Loans receivable      $   10,095  $    9,459  $   29,398  $   28,682
 Securities available
  for sale and held to
  maturity                  1,180       1,034       3,470       3,056
 Other interest income        229          41         551         152
                        ----------  ----------  ----------  ----------
Total interest income      11,504      10,534      33,419      31,890
                        ----------  ----------  ----------  ----------

Interest expense:
 Deposits                   3,433       2,701       9,427       7,993
Advances from Federal
 Home Loan Bank             1,429       1,880       4,551       5,944
Other borrowings              209         160         587         528
                        ----------  ----------  ----------  ----------
Total interest expense      5,071       4,741      14,565      14,465
                        ----------  ----------  ----------  ----------

Net interest income         6,433       5,793      18,854      17,425
Provision for loan
 losses                       331       1,887         589       2,168
                        ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses                6,102       3,906      18,265      15,257
                        ----------  ----------  ----------  ----------

Other income:
 Gain on sale of loans        459         435       1,148       2,057
 Income from joint
  ventures                     75          13         355         128
 Insurance, annuity
  income, other fees          550         403       1,583       1,395
 Service fees on
  deposit accounts            908         773       2,534       2,160
 Net gain on real
  estate owned and
  repossessed assets           19          88          98         223
 Loan servicing income,
  net of impairments          260          95         911         491
 Miscellaneous                353         309         944         911
                        ----------  ----------  ----------  ----------
Total other income          2,624       2,116       7,573       7,365
                        ----------  ----------  ----------  ----------

Other expenses:
 Compensation and
  employee benefits         3,568       3,308      10,802       9,787
 Occupancy and
  equipment                   956         770       2,716       2,355
 Service bureau expense       276         235         829         750
 Federal insurance
  premium                      22          21          67          67
 Marketing                    270         132         876         501
 Miscellaneous              1,211       1,249       3,925       3,835
                        ----------  ----------  ----------  ----------
Total other expenses        6,303       5,715      19,215      17,295
                        ----------  ----------  ----------  ----------

Income before income
 taxes                      2,423         307       6,623       5,327
Income tax provision
 (credit)                     815         (29)      2,213       1,690
                        ----------  ----------  ----------  ----------
Net Income             $    1,608  $      336  $    4,410  $    3,637
                        ==========  ==========  ==========  ==========

Basic earnings per
 common share          $     0.42  $     0.08  $     1.12  $     0.88
Diluted earnings per
 common share          $     0.41  $     0.08  $     1.09  $     0.84

Basic weighted average
 number of shares       3,841,810   4,011,229   3,925,812   4,147,099
Dilutive weighted
 average number of
 shares                 3,944,895   4,138,442   4,033,907   4,305,589
Dividends per share    $    0.188  $    0.188  $    0.563  $    0.563



Supplemental Data:             Three Months Ended   Nine Months Ended
(unaudited)                       September 30,       September 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
Weighted average interest rate
 earned on total interest-
 earning assets                    5.88%     5.40%     5.68%     5.42%
Weighted average cost of total
   interest-bearing
 liabilities                       2.60%     2.43%     2.51%     2.50%
Interest rate spread during
 period                            3.28%     2.97%     3.17%     2.91%

Net yield on interest-earning
 assets (net interest income
 divided by average interest-
 earning assets on annualized
 basis)                            3.29%     2.97%     3.21%     2.96%
Total interest income divided
 by average total assets (on
 annualized basis)                 5.36%     4.86%     5.16%     4.92%
Total interest expense divided
 by average total assets (on
 annualized basis)                 2.34%     2.18%     2.26%     2.23%
Net interest income divided by
 average total assets (on
 annualized basis)                 3.00%     2.68%     2.91%     2.69%

Return on assets (net income
 divided by average total
 assets on annualized basis)       0.75%     0.16%     0.68%     0.56%
Return on equity (net income
 divided by average total
 equity on annualized basis)       8.76%     1.76%     7.84%     6.05%




                                    September 30,
                                 -------------------
                                   2005      2004
                                 --------- ---------

Book value per share outstanding   $19.17    $19.09

Nonperforming Assets:
Loans:  Non-accrual                $2,234   $11,619
       Past due 90 days or more       359       425
       Restructured                   816     2,944
                                 --------- ---------
Total nonperforming loans           3,409    14,988
Real estate owned, net                372       710
Other repossessed assets, net           5         7
                                 --------- ---------
Total Nonperforming Assets         $3,786   $15,705

Nonperforming assets divided by
 total assets                        0.44%     1.80%
Nonperforming loans divided by
 total loans                         0.55%     2.28%

Balance in Allowance for Loan
 Losses                            $6,900    $8,626

    CONTACT: Home Federal Bancorp
             John K. Keach, Jr., 812-373-7816
             Mark T. Gorski, 812-523-7379